The following is a true and correct copy of the resolutions duly adopted at a meeting of the Board of Directors of Fidelity Security Life Insurance Company, a corporation organized and existing under the laws of the State of Missouri; held on the 11th day of November, 2003, at which meeting a quorum was at all times present and acting.

WHEREAS Fidelity Security Life Insurance Company ("FSLIC") desires to reinsure on an assumption basis and ultimately assume variable annuity contracts ("Contracts") of London Pacific Life & Annuity Company, in Receivership of the North Carolina Department of Insurance ("London Pacific");

WHEREAS London Pacific's Receiver, the North Carolina Department of Insurance, desires to cede to FSLIC 100% of its liability arising under the Fixed and Variable Portions of such Contracts;

WHEREAS some of the Contracts are issued to California residents;

WHEREAS FSLIC does not currently have variable annuity qualification in California, which is required before the desired assumption can occur;

NOW, THEREFORE, BE IT RESOLVED, that the President and/or the Executive Committee is specifically authorized to take whatever actions are necessary and desirable to enable FSLIC to obtain limited variable annuity qualification in California; and

RESOLVED FURTHER, that the limited variable annuity qualification shall allow FSLIC to assume and service the existing London Pacific Contracts, including those involving California contractholders; and

RESOLVED FURTHER, that the limited variable annuity qualification shall allow all current London Pacific contractholders to transfer money into and out of the fixed general account, as well as to make any other normal transfers or distributions of funds and surrenders; and

RESOLVED FURTHER, that the limited variable annuity qualification shall allow all current London Pacific contractholders to carry-out all other normal contractholder functions, including but not limited to adding additional, new funds. However, if the London Pacific contractholders desire to add additional or new funds, the selection of those funds shall be limited only to those funds currently offered in the London Pacific Separate Account;

RESOLVED FURTHER, that the Board specifically recognizes and agrees that this limited variable qualification does not include the authority to market or sell new contracts until the California Department grants FSLIC full variable annuity qualification.




(Corporate Seal)          ______________________________________________________
                          William R. Hobbs, Vice President, Controller &
                          Assistant Secretary